EXHIBIT 99.1

NiMin Energy Corp. Announces 2012 First Quarter Results

For Immediate Release

Carpinteria, CA – May 10, 2012 – NiMin Energy Corp. (TSX:NNN) (OTCBB and OTCQX:NEYYF) (the “Company” or “NiMin”) today announced the financial results prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) for the first quarter ended March 31, 2012. Copies of these documents may be obtained via the Company’s website at www.niminenergy.com and via SEDAR at www.sedar.com. Additionally, we also file reports with the United States Securities and Exchange Commission (“SEC”) available at www.sec.gov. All references to dollar values refer to U.S. dollars unless otherwise stated.

Net loss for the quarter ended March 31, 2012, was $1.54 million, compared to a net loss of $8.48 million for the first quarter ended March 31, 2011. Loss per share for the quarter ended March 31, 2012, was $0.02, compared to $0.13 for the quarter ended March 31, 2011.

For the quarter ended March 31, 2012, NiMin recorded net revenues of $6.15 million, compared to $5.23 million for the same period in 2011. This 17% increase in net revenues was due to an increase in average production volumes from California of 56% and increases in commodity prices. Operating costs in the first quarter of 2012 increased to $2.12 million from $2 million for the same period in 2011. General & administrative expenses decreased to $2.12 million during the first quarter of 2012 from $2.53 million for the same period in 2011. Depreciation, depletion, amortization, and accretion for the first quarter ended March 31, 2012, a non-cash accounting entry, increased to $897,825 from $791,033 reported for the same period in 2011. This increase is mainly due to an increase in our future development cost ($117.39 million in 2012, as compared to $83.52 million in 2011).

CONTACTS:

Investors

Jonathan Wimbish, CFA

NiMin Energy Corp.

Chief Financial Officer

+1 (805) 566-2900

jwimbish@niminenergy.com

Media

Dan Gagnier/Jared Levy

Sard Verbinnen & Co

+1 (212) 687-8080

About NiMin Energy

NiMin is a California based independent oil and gas exploration and production company with principal operations in the Bighorn Basin of Wyoming and the San Joaquin Basin in California.

Cautionary Statements

This news release references documents which contain forward-looking statements and information (“forward-looking statements”) within the meaning of applicable securities laws. Although NiMin believes that the expectations reflected in its forward-looking statements are reasonable, such statements have been based upon currently available information to NiMin. Such statements are subject to known and unknown risks, uncertainties and other factors that could influence actual results or events and cause actual results or events to differ materially from those stated, anticipated or implied in forward-looking statements. Risks include, but are not limited to: the risks associated with the oil and gas industry (e.g., operational risks in development, exploration and production; delays or changes in plans with respect to exploration or development projects or capital expenditures; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to production, costs and expenses, and health, safety and environmental risks), commodity price, price and exchange rate fluctuation and uncertainties resulting from potential delays or changes in plans with respect to exploration or development projects or capital expenditures. The risks, uncertainties, material assumptions and other factors that could affect actual results are discussed in more detail in our Annual Report on Form 10-K, as amended from time to time, and other documents available at www.sedar.com and www.sec.gov. Readers are cautioned to not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this release, and, except as required by applicable law, NiMin does not undertake any obligation to publicly update or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this document are expressly qualified by this cautionary statement. NiMin undertakes no obligation to comment on analyses, expectations or statements made by third-parties in respect of the NiMin, or its financial or operating results or, as applicable, its securities. The net present value of future net revenue attributable to NiMin’s reserves do not represent fair market value. Boe may be misleading, particularly if used in isolation. A boe conversion ratio of six thousand cubic feet : one barrel is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

The material differences between reserve quantities disclosed under NI 51-101 and those disclosed under the U.S. SEC guidelines and the United States Financial Accounting Standards Board (the “U.S. Rules”) is that NI 51-101 requires the determination of reserve quantities to be based in forecast pricing assumptions whereas the U.S. Rules require the determination of reserve quantities to be based on constant price assumptions calculated using a 12 month average price for the year (sum of the benchmark price on the first calendar day of each month in the year divided by 12).